Exhibit 3.20

EXHIBIT B

NATIONAL ACTION FINANCIAL SERVICES, INC.

AMENDMENT TO BY-LAWS DATED

NOVEMBER 1, 1998

RESOLVED, that the first sentence of Article III, Section 3.2 of the Bylaws of the corporation is amended to read in its entirety as follows:

“Subject to Article VII hereof, the number of directors of the Corporation shall be not less than one (1) nor more than five (5).”

AMENDED AND RESTATED

BYLAWS

OF

NATIONAL ACTION FINANCIAL SERVICES, INC.

June 28, 1996

TABLE OF CONTENTS

ARTICLE I: NAME	1

ARTICLE II: SHAREHOLDERS’ MEETINGS	1
2.1 Place of Meetings	1
2.2 Annual Meetings	1
2.3 Special Meetings	1
2.4 Quorum of Shareholders	1
2.5 Proxy and Voting	2
2.6 Action Taken by Shareholders Without a Meeting	2

ARTICLE III: BOARD OF DIRECTORS	2
3.1 Power of Directors	2
3 2 Number of Directors	3
3.3 Election and Term	3
3.4 Chairman	3

ARTICLE IV: BOARD OF DIRECTORS MEETINGS	3
4.1 Regular Meetings	3
4.2 Special Meetings	3
4.3 Meetings via Conference Telephone or Similar Communications Equipment	3
4.4 Quorum of Directors	3
4.5 Action Taken by Directors Without a Meeting	4

ARTICLE V: NOTICES	4
5.1 Methods of Giving Notice	4
5.2 Waiver of Notice	4
5.3 Attendance as Waiver	4

ARTICLE VI: OFFICERS	5
6.1 Number, Term and Election	5
6.2 Eligibility of Officers	5
6.3 Additional Officers and Agents	5
6.4 President	5
6.5 Vice-President	5
6.6 Secretary	6
6.7 Treasurer	6
6.8 Repayment of any Disallowed Consideration	6

ARTICLE VII: RESIGNATION, REMOVALS AND VACANCIES	7
7.1 Resignation	7
7.2 Removal	7
7.3 Vacancies	7

ARTICLE VIII: INDEMNIFICATION	7
8.1 Right of Indemnification	7
8.2 Standards of Conduct	8
8.3 Indemnified Expenses	8
8.4 Shareholder Approved Indemnification	8

ARTICLE IX: CERTIFICATES FOR SHARES	8
9.1 Certificates Representing Shares	8
9.2 Transfer of Stock	9
9.3 Transfer Books	9
9.4 Loss of Certificate	9

ARTICLE X: GENERAL PROVISIONS	9
10.1 Seal	9
10.2 Fiscal Year	9

ARTICLE XI: AMENDMENTS	9
11.1 Amendment by the Board of Directors	9
11.2 Amendment by the Shareholders	10

AMENDED AND RESTATED

BYLAWS

OF

NATIONAL ACTION FINANCIAL SERVICES, INC.

ARTICLE I: NAME

The name of the Corporation is NATIONAL ACTION FINANCIAL SERVICES, INC. It may adopt such trade name(s) as it desires.

ARTICLE II: SHAREHOLDERS’ MEETINGS

2.1 Place of Meetings. All meetings of the shareholders shall be held at such place either inside or outside the State of Georgia as may be designated in the notice of said meeting.

2.2 Annual Meetings. Commencing with the year 1995, the annual meeting of the shareholders shall be held annually at 11:00 in the forenoon on the first Wednesday in March, if not a legal holiday or, if a legal holiday, then at the same time on the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the directors shall cause a meeting in lieu thereof to be held as soon thereafter as shall be convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting. Such subsequent meeting shall be called in the same manner as provided for the annual shareholders’ meeting.

2.3 Special Meetings. Special meetings of the shareholders, or a special meeting in lieu of the annual meeting of the shareholders, may be called by the President, the Chairman of the Board of Directors, the Board of Directors or, in the event there are no officers or directors, then by any shareholder. Special meetings of the shareholders, or a special meeting in lieu of the annual meeting of the shareholders, shall be called by the Corporation upon the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation entitled to vote for the election of directors.

2.4 Quorum of Shareholders. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject-matter shall be the act of the shareholders, unless a different affirmative vote is required by the Georgia Business Corporation Code as, for example, (i) action to be taken by a majority of all the outstanding shares entitled to vote (as for amendment of the articles of incorporation; a merger or consolidation; a sale or other disposition of the corporate assets requiring shareholder approval; a voluntary dissolution; or a revocation of voluntary dissolution proceedings); and (ii) action to be taken by the holders of two-thirds (2/3) of the shares entitled to vote for waiver of their preemptive rights. When a quorum is once present to initiate a meeting, the shareholders present may continue to do business at the meeting, or at any adjournment thereof, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

2.5 Proxy and Voting. Shareholders of record may vote at any meeting either in person, or by proxy in writing filed with the secretary of the meeting before being voted. Such proxies shall also entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless the shareholder executing it shall have specified therein the length of time it is to continue in force, which shall be for some limited period. Each shareholder, except as provided herein or by the Articles of Incorporation, shall be entitled to one (1) vote for each share of stock held by him.

2.6 Action Taken by Shareholders Without a Meeting. Any action required by these Bylaws, or by any statute or other law to which the Corporation shall be subject, which is to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if written consent, setting forth the action so taken, shall be signed (i) by, all the shareholders entitled to vote with respect to the subject-matter thereof or (ii) if so provided in the Articles of Incorporation, by shareholders having the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote on the matter were present and voted. Such consent shall have the same force and effect as an unanimous vote of shareholders or other required vote of shareholders (as the case may be), and may be stated as such in any articles or documents filed with courts of competent jurisdiction and with the Secretary of State under the Georgia Business Corporation Code.

ARTICLE III: BOARD OF DIRECTORS

3.1 Powers of Directors. The Board of Directors shall have the entire management and control of the property, business and affairs of the Corporation. The Board of Directors is hereby vested with all the power possessed by the Corporation itself, so far as this designation of authority is not inconsistent with the laws of the state of Georgia, with the Articles of incorporation of the Corporation, or with these Bylaws. The Board of Directors shall have power to determine what constitutes profits and losses, working capital and reserves, and what funds or other assets are available for distribution to shareholders in accordance with the Georgia Business Corporation Code.

3.2 Number of Directors. Subject to Article VII hereof, the number of directors of the Corporation shall be four (4).

3.3 Election of Term. Subject to Article VII hereof, the directors, other than the initial Board of Directors, shall be elected at the annual meeting of the shareholders and each director elected shall hold office until the next annual meeting of the shareholders or until his successor shall be duly elected and qualified. Directors need not be shareholders in the Corporation or residents of the State of Georgia.

3.4 Chairman. The Board of Directors, in its discretion, may elect a Chairman of the Board of Directors who, when present, shall preside at all meetings of the Board of Directors, and who shall have such other powers as the Board shall prescribe, and may elect one or more Vice-Chairmen of the Board of Directors who shall have such powers as the Board of Directors shall prescribe.

ARTICLE IV: BOARD OF DIRECTORS MEETINGS

4.1 Regular Meetings. Regular meetings of the Board of Directors shall be held at such places inside or outside the State of Georgia and at such times as the Board may by vote determine, and if so determined no notice thereof need be given to directors.

4.2 Special Meetings. Special meetings of the Board of Directors may be held at such time and place inside or outside of the State of Georgia as may be prescribed by the Chairman or Vice-Chairman of the Board of Directors or the President of the Corporation, provided notice thereof is given pursuant to Article V hereof.

4.3 Meetings via Conference Telephone of Similar Communications Equipment. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

4.4 Quorum of Directors. A majority of the members of the Board of Directors as constituted at a particular time shall constitute a quorum for the transaction of business at such time. When a quorum is present at any meeting, then, except as otherwise provided by law or by these Bylaws, a majority of the members present thereat shall decide any question properly brought before such meeting.

4.5 Action Taken by Directors Without a Meeting. Any action required by these Bylaws, or by any statute or other law to which the Corporation shall be subject, which is to be taken at a meeting of the directors of the Corporation, or any action which may be taken at a meeting of the directors or a committee, may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the directors, or as the case may be, by all the members of the committee and filed with the minutes of the proceedings of the board or the committee. Such consent shall have the same force and effect as an unanimous vote, and may be stated as such in any documents filed with courts of competent jurisdiction or the Secretary of State under the Georgia Business Corporation Code.

ARTICLE V: NOTICES

5.1 Methods of Giving Notice. Whenever any notice is required to be given to any shareholder or director under the provisions of any statute, the Articles of Incorporation of the Corporation or these Bylaws, it shall be given in writing, and shall state the place, date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. In the event of a meeting of the shareholders, the notice shall be delivered not fewer than ten (10) not more than sixty (60) days before the date of the meeting. In the event of a meeting of the directors, the notice shall be delivered at least two (2) days prior to the date of the meeting. Notices shall be delivered either personally, by first class mail, by private carrier (including, without limitation, private courier or overnight delivery services) or by facsimile transmission, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with first class postage thereon prepaid, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation; if otherwise delivered, such notice shall be deemed to be delivered when deposited with the private carrier or when sent by facsimile transmission, if duly addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation.

5.2 Waiver of Notice. Whenever any notice whatsoever is required to be given under the provisions of any statute, the Articles of incorporation of the Corporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to such notice.

5.3 Attendance as Waiver. Attendance at a meeting shall of itself constitute waiver of (i) notice of any and all objections to the place or time of the meeting or the manner in which it has been called or convened unless such attendance is solely for the purpose of stating, at the beginning of the meeting, any such objection or objections to the transaction of business; and (ii) any and all objections to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless, in the case of a shareholders’ meeting, a shareholder objects to considering the matter when it is presented.

ARTICLE VI: OFFICERS

6.1 Number, Term and Election. The officers of this Corporation shall be a President, a Secretary and a Treasurer, and may, from time to time, include one or more Vice-presidents (including if desired, Executive Vice-Presidents, Senior Vice-Presidents and Assistant Vice-Presidents). Each officer shall serve for a term of one (1) year or until a successor shall be elected by the Board of Directors and shall qualify. The Board of Directors may designate any one (1) or more duly elected officer(s) as Chief Executive Officer, Chief Operating Officer, chief Financial Officer and Chief Administrative Officer.

6.2 Eligibility of Officers. The officers of the Corporation need not be shareholders or directors of the Corporation. Any person may hold more than one office.

6.3 Additional Officers and Agents. The Board of Directors, in its discretion, may appoint a General Manager, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers or agents as it may deem advisable and prescribe the duties thereof. Further, the President may appoint one or more Assistant Secretaries as he deems advisable.

6.4 President. The President shall be the chief executive officer of the Corporation and, when present, shall preside at all meetings of the shareholders and, unless a Chairman of the Board of Directors (or Vice-Chairman of the Board of Directors) has been elected and is present, shall preside at meetings of the Board of Directors. The President or a Vice-President, unless some other person is specifically authorized by vote of the Board of Directors, shall sign all certificates of stock, bonds, deeds, mortgages, extension agreements, modification or mortgage agreements, leases, and contracts of the Corporation, but only when specifically authorized to do so by the Board of Directors. He shall perform all the duties commonly incident to his office and shall perform such other duties as the Board of Directors shall designate.

6.5 Vice-President. Except as especially limited by vote of the Board of Directors, each Vice-President shall perform the duties and have the powers of the President during the absence or disability of the President, including the same powers to sign all certificates of stock, bonds, deeds and contracts of the Corporation, and shall perform such other duties and have such other powers as the Board of Directors shall designate.

6.6 Secretary. The Secretary shall keep accurate minutes of all meetings of the shareholders and the Board of Directors, shall perform all the duties commonly incident to his office, and shall perform such other duties and have such other powers as the Board of Directors shall designate. The Secretary shall have power, together with the President or a Vice-President, to sign certificates of stock of the Corporation. In his absence at any meeting, an Assistant Secretary or a Secretary Pro Tempore shall perform his duties thereat. The Secretary, an Assistant Secretary, and any Secretary Pro Tempore, shall be sworn to the faithful discharge of their duties.

6.7 Treasurer. The Treasurer shall, subject to the order of the Board of Directors, have the care and custody of the money, funds, valuable papers and documents of the Corporation (other than his own bond, if any, which shall be in the custody of the President, a Vice-President or the Secretary), shall have and exercise, under the supervision of the Board of Directors, all the powers and duties commonly incident to his office and shall give bond in such form and with such sureties as shall be required by the Board of Directors. He shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing banking business, as the directors shall designate. He may endorse for deposit or collection all checks and notes payable to the Corporation or to its order, may accept drafts on behalf of the Corporation and, together with the President or a Vice President, may sign certificates of stock. He shall keep accurate books of account of the Corporation’s transactions which shall be the property of the Corporation and, together with all its property in his possession, shall be subject at all times to the inspection and control of the Board of Directors, All checks, drafts, notes, or other obligations for the payment of money, shall be signed by such officer or officers, or agent or agents, as the Board of Directors shall by general or special resolution direct. The Board of Directors may also, in its discretion, require, by general or special resolutions, that checks, drafts, notes and other obligations for the payment of money shall be countersigned or registered as a condition to their validity by such officer or officers, or agent or agents, as shall be directed in such resolution.

6.8 Repayment of any Disallowed Consideration. Any payment made to, or on behalf of, an officer of the Corporation (including but not limited to salary, bonus, interest, rent, or reimbursement for expenses such as entertainment), whether such payment shall be in the form of cash or services which, subsequent to such payment, if finally determined either by any governmental taxing authority (with the consent of the Corporation) or any court of competent Jurisdiction, as not being a deductible expense by the Corporation for purposes of computing such taxes, shall be repaid by such officer to the Corporation to the extent disallowed. The Board of Directors and officers of the Corporation shall take whatever action is necessary to enforce such repayment. Each officer of the Corporation shall, upon his entering into office, be formally notified of this bylaw by the Board of Directors of the Corporation.

ARTICLE VII: RESIGNATION, REMOVALS AND VACANCIES

7.1 Resignation. Any director or officer of the Corporation may resign at any time by giving written notice to the Corporation, to the Board of Directors or the Chairman of the Board. Any such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon its acceptance by the Board of Directors.

7.2 Removal. The shareholders, at any meeting called for the purpose, by vote of a majority of shares of stock issued and outstanding, may remove from office, with or without cause, any director elected or appointed by the shareholders. The Board of Directors, by vote of not less than a majority of the entire Board, may remove from office, with or without cause, any officer or agent elected or appointed by it.

7.3 Vacancies. If the office of any director, officer or agent becomes vacant by reason of death, resignation, removal, disqualification or otherwise, the directors may, by vote of a majority of a quorum, choose a successor or successors who shall hold office for the unexpired term. Vacancies in the Board of Directors may be filled for the unexpired term by the shareholders at a meeting called for that purpose, unless such vacancy shall have been filled by the directors.

ARTICLE VIII: INDEMNIFICATION

8.1 Right of Indemnification. Each person who, at any time, serves as an officer, director or member of any committee appointed by the Board of Directors of the Corporation or, at the request of the Corporation, as an officer or director of another corporation or member of any committee appointed by the Board of Directors of such other corporation shall, together with his heirs and legal representatives, be indemnified in accordance with the provisions hereinafter contained for any liability or expense he may incur as a result of his so serving or as a result of any action taken or not taken by him in such capacity. Such person shall be indemnified whether or not he was serving as officer, director or committee member at the time such liability or expense was incurred. To the extent permitted by the Georgia Business Corporation Code, such indemnification shall be of any liability or expense such person shall incur in connection with, or as a result of, any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or appeal, regardless whether or not brought by, in the name of, or on behalf of, the Corporation. It is the intent of this Article VIII to provide indemnification of the officers and directors of the Corporation to the full extent permitted under the Georgia Business Corporation Code.

8.2 Standards of Conduct. To be entitled to the indemnification hereinabove provided, such person shall have acted, or shall have refrained from acting, in good faith and with reasonable belief that such acting, or refraining from acting, was not contrary to the best interests of the Corporation. If such indemnification is sought with respect to any criminal action or proceeding, such person shall also have had no reasonable cause to believe his acting, or refraining from acting, was unlawful. The determination that such person has met these standards of conduct and that indemnification of such person is permissible shall be made as set forth, in Section 14-2-855 of the Georgia Business Corporation Code. Further, a director’s conduct with respect to an employee benefit plan, for a purpose he believed in good faith to be in the interests of the participants in, and beneficiaries of, the plan, shall be deemed to be conduct satisfying the requirement of this Section 8.2.

8.3 Indemnified Expenses. The liability and expense for which indemnification is herein authorized shall include, but shall not be limited to, amounts of judgments, fines and penalties, and reasonable counsel fees and other reasonable expenses. Further, the Corporation may advance expenses as provided in Section 14-2-853 of the Georgia Business Corporation Code.

8.4 Shareholder Approved Indemnification. Upon receiving the affirmative vote of a majority of each class of issued and outstanding stock of the Corporation, the Corporation may indemnify or obligate itself to indemnify a director made party to a proceeding, including a proceeding brought by, or on behalf of, the Corporation, without regard to any limitations imposed by Sections 8.1, 8.2 or 8.3 hereof; provided, however, that the Corporation shall not indemnify a director under this Section for any liability incurred in a proceeding in which the director is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(i)	for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(ii)	for acts or omissions which involve intentional misconduct or a knowing violation of the law;

(iii)	for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv)	for any transaction from which he received an improper personal benefit.

ARTICLE IX: CERTIFICATES FOR SHARES

9.1 Certificates Represented Shares. Every shareholder shall be entitled to a certificate or certificates representing his stock in the Corporation in such form as may be prescribed by the Board of Directors, duly numbered and sealed with or without the corporate seal of the Corporation and setting forth the number and kind of shares. Such certificates shall be signed by the President or any Vice-President, and may also be signed by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

9.2 Transfer of Stock. Shares of stock may be transferred by delivery of the certificate(s) accompanied either by an assignment in writing on the back of the certificate(s), assignment(s) separate from certificate, or by a written power(s) of attorney to sell, assign and transfer the same on the books of the Corporation, signed by the person(s) appearing by the certificate(s) to be the owner(s) of the shares represented thereby, together with all necessary federal and state transfer tax stamps affixed, and shall be transferable on the books of the Corporation upon surrender thereof so assigned or endorsed. The person(s) registered on the books of the Corporation as the owner(s) of any shares of stock shall be entitled to all the rights of ownership with respect to such shares. It shall be the duty of every shareholder to notify the Corporation of his post office address.

9.3 Transfer Books. The Board of Directors shall fix a day not more than seventy (70) days prior to the day of holding any meeting of shareholders as the day as of which shareholders entitled to notice of, and to vote at, such meeting shall be determined, and only shareholders of record on such day shall be entitled to notice of, or to vote at, such meeting.

9.4 Loss of Certificate. In case of loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

ARTICLE X: GENERAL PROVISIONS

10.1 Seal. The seal of the Corporation shall consist of a flat-faced circular die with the name of the Corporation and, at the discretion of the Board of Directors, the year of incorporation and the state of incorporation, or may consist of a flat-faced circular die with only the word(s) “Corporation” or “Corporate Seal” thereon. The seal and its attestation may be lithographed or otherwise printed on any document and shall have, to the extent permitted by laws the same force and effect as if it had been affixed and attested manually.

10.2 Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless a different fiscal year shall be determined by the directors of the Corporation.

ARTICLE XI: AMENDMENTS

11.1 Amendment by the Board of Directors. The Bylaws of the Corporation may be amended, added to, or repealed by the Board of Directors unless the Articles of Incorporation reserve this power exclusively to the shareholders, or the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

11.2 Amendment by the Shareholders. The Bylaws of the Corporation may be amended, added to, or repealed at any meeting of the shareholders by vote of the holders of not less than fifty-one percent (51%) of the outstanding shares of stock of this Corporation, provided notice of the proposed change is given in notice of the meeting or notice thereof is waived in writing.